Exhibit 10.1
BAXTER MICP – 2020 PROGRAM DOCUMENT

OBJECTIVES
The Baxter International Inc. (“Baxter” or the “Company”) Management Incentive Compensation Program (“MICP” or “Plan”) facilitates eligible employees sharing in the financial performance of the Company.
MICP is intended to incent the attainment of pre-determined annual financial results and to reward employees through differentiation of performance, which encompasses results as well as how those results are achieved.
MICP funds at a level that considers business or region/country results, and then adjusts the funded result by a differentiation assessment that considers individual and team contributions.
The specific objectives of Baxter’s MICP are to:
•Provide a strong link between compensation and performance;
•Enable the Company to attract and retain talent; and
•Recognize and reward each participant’s commitment and contribution to the achievement of key business (team) objectives and individual goals.

ELIGIBILITY
Eligibility is determined by an employee’s positioning within Baxter’s market-based pay structure.
MICP is the primary incentive plan for employees where:
•The employee holds a regular (i.e., non-temporary status) job within Baxter;
•A market competitive package for the position includes participation in an incentive plan; and
•The position or individual has been determined to have an influence on the business beyond individual performance.
To be MICP eligible, an employee must be active in an MICP eligible role on or before December 1st of the calendar year. In addition, to be eligible for an MICP payment, one must be on “Active” payroll as of February 1st of the year following the performance year, except as provided for below in the section entitled “Prorated Payments in Cases of Changes, Including Termination”. (Note: If February 1st falls on a weekend, the previous Friday’s date will be used. Further, if an employee is involuntarily terminated or voluntarily resigns and is not actively employed at Baxter on February 1st, they will not be eligible to receive an MICP payment for the prior performance year.) The performance year is January 1st through December 31st.

TARGET
MICP uses three factors to determine participant payout: 1) the incentive target, 2) funding and 3) the individual differentiation assessment.
The first factor, the incentive target, represents the market-competitive opportunity that corresponds with the employee’s position.

SC1:5265880.2

BAXTER MICP – 2020 PROGRAM DOCUMENT
The incentive target is expressed as a percent of an individual’s base salary as of December 31st of the performance year, which incentive target may be rounded to the nearest thousand by the Company in its sole discretion. If a participant changes jobs to a job with a different incentive target, the target percentage will be pro-rated to reflect the number of days of Plan participation at each target percentage. For international transfers, the MICP target will be pro-rated to reflect base salary, currency and target percentage in each location. Notwithstanding the foregoing, the target incentive for the Company’s executive officers will be set by the Compensation Committee of the Company’s Board of Directors (“the Compensation Committee”).

Example: If the incentive target is 20% and the base salary is $50,000, the target amount would be $10,000.
Incentive Target %	X	Base Salary	=	Target Incentive Amount
(20%)	X	($50,000)	=	($10,000)
The incentive target opportunity is based on factors associated with the job, (e.g., overall market practice and positioning within Baxter’s compensation structure) as opposed to factors associated with the incumbent.
Participants may receive more or less than their target opportunity depending on funding and their individual differentiation assessment, as described in the next two sections.

FUNDING
The second factor is MICP funding. Funding is linked to business results and determines the amount of incentive pool available for payout. Awards are funded based on the assessment of business performance by the Compensation Committee or Baxter’s CEO and CFO, as applicable. It is intended to reflect the overall funding entity’s financial performance and contributions to overall Baxter. Funding considers performance for Global Business Units, Geographies and Global Functions based on the following measures, with such changes as may be determined by the Compensation Committee or Baxter’s CEO and CFO, as applicable.
Global Business Units (including Global Supply Chain and Quality in plants and R&D assigned to GBUs)

Measure	Weighting
Sales	50%
Standard Gross Profit	25%
Baxter Free Cash Flow	25%
Geographies (including Global Supply Chain and Quality in the plants and R&D assigned to Geographies)

Measure	Weighting
Sales	50%
Operating Margin	25%
Baxter Free Cash Flow	25%

SC1:5265880.2

BAXTER MICP – 2020 PROGRAM DOCUMENT
Global Functions (includes Global Supply Chain and Quality not in plants, and R&D not assigned to GBUs/Regions)

Measure	Weighting
Sales	50%
Earnings Per Share (EPS)	25%
Baxter Free Cash Flow	25%
The Sales measure is weighted at 50% to emphasize that this is the most important performance measure for the Company for this Plan year. The earnings measures (Standard Gross Profit, Operating Margin and EPS) and Baxter Free Cash Flow have also been included as they are critical measures of Company performance.
Overall funding may range from 0% to 200% based on performance under the aforementioned measures. Funding schedules and performance expectations will be reviewed by Baxter leadership annually to ensure appropriateness.
Baxter reserves the right to adjust the calculated funding, if appropriate, to ensure that the overall financial performance of the funding entity has been reflected. Such adjustments are meant to take into consideration other important factors relating to the funding entity’s performance that may not be reflected in the funding calculation (e.g., recent events not reflected in the current financials).
The Compensation Committee or the Chief Executive Officer, as applicable, has final approval authority regarding MICP funding.
INDIVIDUAL DIFFERENTIATION ASSESSMENT
The third factor in determining participant payout is the individual differentiation assessment. This factor facilitates rewarding individual performers within a team environment. The individual differentiation assessment ranges from 0% to 125%. Each participant’s manager will determine his/her differentiation assessment percentage. The determination of the differentiation assessment is not formulaic, but rather is based on the manager’s overall assessment of the individual, and considers achievement of individual goals, the success of the team in which the individual contributes and the individual’s progress against his or her development plan.
The Company reserves the full and sole discretion under the Plan to determine an employee’s individual differentiation assessment range of 0% to 125%.

PAYOUT EXAMPLE
The example below illustrates how an MICP award would be determined for an individual participant:
MICP FORMULA: Target x Funding x Individual Differentiation Assessment = Payout
ASSUME:
1) Base salary is $50,000
2) Incentive target is 20% or $10,000 (i.e., $50,000 salary x 20% target)

SC1:5265880.2

BAXTER MICP – 2020 PROGRAM DOCUMENT
3) The incentive participant funds with the Global Baxter funding entity
4) Funding is 102%
5) Differentiation assessment is 100%
PAYOUT:
The payout for this individual example participant would be as follows:
$10,000 (Target) x 102% (Funding) x 100% (Differentiation) = $10,200 (Payout)

PRORATED PAYMENTS IN CASES OF CHANGES, INCLUDING TERMINATIONS
Certain changes may result in the proration of awards, as described below, unless otherwise determined by the Company in its sole discretion:
•If a participant changes employment within Baxter during the year (e.g., across businesses or regions/countries), the funding amount for the year will be based on the funding entity results where the employee was assigned for the majority of the year. There will be no proration between funding entities.
•If a participant changes the number of scheduled hours during the year, the target amount will be prorated to reflect the total time worked during the year.*
•If a participant changes from a non-MICP eligible job to a MICP eligible job (or vice versa) or is a newly hired MICP participant, the target amount will be prorated to reflect the number of days in the calendar year of Plan participation.*
•If a participant is terminated due to a reduction in force, retires, dies or is permanently disabled on or after July 1st of the performance year, they will be MICP eligible. In these cases, the target amount for the year will be prorated to reflect the number of days in the calendar year of employment and Plan participation.
•The intent is not to double pay MICP; therefore, if the MICP payment is already covered in the country’s severance package/benefit related to these occurrences, the employee is not eligible for an additional payment.
•For the avoidance of doubt, in the U.S.A. (including Puerto Rico), an employee who is eligible for severance under the applicable Baxter severance plan as a result of a job elimination or reduction in force must sign and, if applicable, not revoke the severance agreement required by the severance plan, which includes a general release of all claims, in order to be eligible to receive an MICP payment.
*ACR (Annual Compensation Review) tool programming reflects this proration.
An employee who is terminated due to a reduction in force, retires, dies or is permanently disabled before July 1st, is deemed to have spent an insufficient amount of time with the Company during the year to have made sufficient contributions to warrant MICP eligibility for that year, unless otherwise determined by the Company in its sole discretion.

SC1:5265880.2

BAXTER MICP – 2020 PROGRAM DOCUMENT
The incentive amount in cases of prorated awards will be calculated the same as for the full year MICP population, that is, based on the year-end Plan funding and the individual differentiation assessment. It will be calculated using the employee’s base salary as of the date of termination.
The timing of payment for prorated awards will also be concurrent with all other MICP awards.
No MICP award is earned, accrued, or vested after the date on which an employee ceases to be employed by Baxter for any reason, regardless of which party ends the employment relationship or the reason why the employment relationship ended, or if the employee is no longer eligible to participate in the MICP for any reason, as determined, by Baxter in its sole discretion.
Individuals who terminate employment during the performance year or prior to February 1st (as described in the “Eligibility” section of this document) in the year following the performance year for any other reason than those stated above generally will not be eligible to receive MICP for performance during the previous or current year.
If you voluntarily terminate your employment during the performance year, you forfeit your MICP eligibility through the date of your termination. If you are subsequently rehired during that same year in an MICP eligible role, your MICP participation will be prorated to the number of days in the calendar year of your new employment plan participation.
MICP FOR MOBILE EMPLOYEES
For International Expatriate Assignments:
•Bonuses, if applicable, will be administered based on home country guidelines and target percentage. Bonus payments will be made on the home country payroll, in the home country currency with appropriate deductions for any actual or hypothetical taxes.
•If the assignment is for six months or longer, the funding entity may be updated to reflect the host country funding entity. This would be determined at the start of the assignment or at time of extension, if applicable.
•Per Plan rules, payment of bonus is made in and charged to the country where the employee sits at time of payout (except for country specific bonus programs). Typically, a chargeback is not allowed for assignments under six months in length to avoid tax implications. For assignments six months in length or longer, it is at the discretion of the home and host countries if there will be a charge back to the host country for the portion of the bonus that relates to time spent in the host country during the assignment year.
For International Transfers:
•Bonuses, if applicable, will be calculated to reflect a prorated MICP target amount based on the number of days in the calendar year spent in each country at the respective salary, currency, and bonus target. Proration on currency will be based on the Baxter corporate FX rate as of January of the year of the bonus payout.
•Per Plan rules, payment of the bonus is made in and charged to the country where the employee sits at time of payout. It is at the discretion of the previous country and the new country if there will be a charge back to the previous country for the portion of the bonus that relates to time spent in that country during the bonus year.

SC1:5265880.2

BAXTER MICP – 2020 PROGRAM DOCUMENT

ADMINISTRATION, EFFECTIVE DATES, PLAN CHANGES AND STIPULATIONS
Human Resources will administer MICP payments.
The appropriate tax withholding will be deducted from the incentive award.
Each business/region/country’s finance team is responsible for ensuring that their MICP funding amounts are accrued and available at time of payout.
MICP awards will be paid out as soon as possible following the end of the performance year for which they correspond, but in any event, payments shall occur within five (5) months of performance year-end. It is anticipated that payouts for most countries will occur in middle to late-March. However, to the extent required, no payment shall be made to a “key employee”, as defined in Section 409A, due to permanent disability or involuntary termination until at least six months following the key employee’s termination of employment.
The definition of “retirees” will be based on local/country definition. Typical termination reason codes in Workday will be used to identify individuals who are involuntarily terminated, retire, die or become permanently disabled with review by local HR where these reason codes may not apply due to country/statutory requirements. Typical termination reason codes are as follows:

•Involuntary Termination: “Reduction in Force – Paid”
•Death: “Death”
•Involuntary Termination: “Partial/Total Disability”
This Plan is effective for performance year 2020 and supersedes and cancels any previous MICP plan documents at Baxter.
This document sets forth the overall parameters for Baxter’s MICP globally. The provisions of this document will apply unless otherwise prohibited by applicable law.
Baxter employees earn incentive pay solely based on performance—there is no automatic entitlement to MICP payments. MICP eligibility does not constitute a contract of employment and does not alter the “at-will” status of employment at Baxter.
MICP awards will be subject to the Company’s Incentive Compensation Recoupment Policy or Executive Compensation Recoupment Policy, as applicable.
Baxter reserves the right to revise, alter, amend or terminate the Plan, in whole or in part, at any time, and retains the sole and complete discretion to pay or not to pay any MICP award. Baxter’s interpretation of the MICP is final and binding. Financial targets are subject to change due to restructurings, acquisitions, divestitures and other business decision. Any changes or amendments to the Plan must have the approval of the Compensation Committee or the Corporate Vice President of Human Resources, as applicable, before such changes can be implemented.

SC1:5265880.2